Automotive Dealer Finance 120 King Street West Suite 500 Hamilton, Ontario Canada L8P 4V2 LEGAL_37007992.3 August 30, 2021 Lithia Master LP Company, LP 220 Caldari Road Concord, Ontario L4K 2M9 Attention: Bryan Deboer, President Dear Mr. Deboer: We confirm that subject to the terms and conditions attached hereto (including Schedule A and Appendix A thereto, the “Terms and Conditions”) which forms part hereof (collectively, the “Commitment Letter”), The Bank of Nova Scotia (the “Bank”) will make available to the Borrowers the Credits in accordance with the Terms and Conditions. All capitalized terms used but not defined herein shall have the respective meanings set out in the Terms of Conditions. This Commitment Letter shall supersede and replace all prior discussions, letters and agreements describing the terms and conditions of any credit facility established by the Bank in favour of the Borrowers or any of them. If the arrangements set out in this Commitment Letter are acceptable to you, please sign the enclosed copy of this Commitment Letter in the spaces indicated below, and return the Commitment Letter to us by the close of business on August 30, 2021, after which date this offer will lapse. Yours truly, <*> Senior Relationship Manager <*> Director and Market Lead [the remainder of this page was intentionally left blank] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY <*>, HAS BEEN OMITTED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE IT IS NOT MATERIAL.

30th August

1 LEGAL_36839831.10 TERMS AND CONDITIONS “Bank” means The Bank of Nova Scotia. “Borrowers” means collectively each of the following Persons, and “Borrower” means any one or more of them, as the context may require: 1. Lithia Master LP Company, LP, by its general partner Lithia Master GP Company, Inc. (the “Master Borrower”) 2. Autoworks Markham, LP by its general partner Autoworks Markham GP, Inc. 3. Autoworks Woodbridge, LP by its general partner Autoworks Woodbridge GP, Inc. 4. Canada-MC, LP, by its general partner Canada-MC GP, Inc. 5. Guelph-S, LP, by its general partner Guelph-S GP, Inc. 6. Lithia Canada Leasing, LP, by its general partner Lithia Canada Leasing GP, Inc. 7. Markham-B, LP, by its general partner Markham-B GP, Inc. 8. Markham-P, LP, by its general partner Markham-P GP, Inc. 9. Mississauga-B, LP, by its general partner Mississauga-B GP, Inc. 10. Motus Car Rental, LP, by its general partner Motus Car Rental GP, Inc. 11. Newmarket-A, LP, by its general partner Newmarket-A GP, Inc. 12. Newmarket-V, LP, by its general partner Newmarket-V GP, Inc. 13. Vancouver-MP, LP, by its general partner Vancouver-MP GP, Inc. 14. Vaughan-A, LP, by its general partner Vaughan-A GP, Inc. 15. Vaughan-P, LP, by its general partner Vaughan-P, Inc. 16. Vaughan-S, LP, by its general partner Vaughan-S GP, Inc. 17. Woodbridge-MC, LP, by its general partner Woodbridge-MC GP, Inc. 18. Woodbridge-PA, LP, by its general partner Woodbridge-PA GP, Inc., and such other Persons as may from time to time become a “Borrower” hereunder pursuant to paragraph (k) under the heading “Positive Covenants”. All other capitalized terms used and not otherwise defined herein have the meanings defined in Appendix A attached hereto. CREDIT NUMBER 01: AUTHORIZED LIMIT: $50,000,000 TYPE Revolving Facility

2 LEGAL_36839831.10 PURPOSE General operating requirements including, without limitation, funding capital expenditures and financing Permitted Acquisitions of the Master Borrower and each of the other Borrowers (the “Credit 01 Borrowers”) that have provided the Bank with up-to-date mirror netting or zero balance accounts established with the Bank pursuant to a mirror netting services agreement with the Bank which provides for the applicable Borrowers to maintain the concentration account in respect thereof. CURRENCY Canadian Dollars AVAILMENT The Credit 01 Borrowers may avail Credit 01 by way of direct Prime Rate Advances (including by way of overdraft) evidenced by the Bank’s standard form agreement re operating credit line. The Credit 01 Borrowers may also obtain Advances under Credit 01 by presenting orders to the Bank for acceptance of Bankers’ Acceptances in multiples of Cdn$100,000 (subject to a minimum availment of $500,000) and having terms of maturity of 30 to 90 days without grace. The Credit 01 Borrowers may also avail Credit 01 by way of Letters of Credit (with each availment subject to completion of the Bank’s standard form application and agreement for irrevocable standby letter of credit in a form satisfactory to the Bank) to an aggregate maximum of Cdn$4,000,000 and with expiry dates up to one year. The aggregate of the sum of the principal amount of all Advances outstanding under Credit 01 and the face amount of all outstanding Letters of Credit issued shall not exceed at any time the lesser of the Credit 01 Authorized Limit and the Revolving Credit Facility Borrowing Base (as determined by the most recent Revolving Credit Facility Borrowing Base Certificate). “Revolving Credit Facility Borrowing Base” means, with respect to the Credit 01 Borrowers, at any time the sum of the following: (a) Cdn$25,000,000; (b) 100% of the value of CITs which have not remained unpaid more than 15 days; (c) 80% of the value of good quality parts and service accounts receivable (excluding accounts over 90 days, accounts due by employees, lease receivables, offsets and inter-company accounts); (d) 85% of the value of unencumbered used vehicles (net of HST); (e) 65% of the value of unencumbered parts and accessories inventories; (f) 75% of Real Estate Value of Real Estate Collateral based on the most recent appraisal for each real property; and (g) 40% of the net book value of Eligible Equipment less the value of the security interests or charges held by other parties and specific payables which have or may have priority over the Bank’s security in such Eligible Equipment. INTEREST RATE Interest on Advances in accordance with the Bank’s standard form agreement re operating credit line shall be payable at the Bank’s Prime Lending Rate from time to time, plus <*>% per annum with interest payable monthly. Interest on Advances by way of Banker’s Acceptances under Credit 01 at the CDOR Rate in effect from time to time, plus <*>% per annum. Each Advance by way of Bankers’ Acceptance shall be subject to a minimum stamping fee of Cdn$500 payable at the time of each acceptance in accordance with the Bank’s

3 LEGAL_36839831.10 standard form bankers’ acceptance agreement advance. COMMISSION ON LETTERS OF CREDIT The Credit 01 Borrowers shall pay an amount equal to <*>% per annum, calculated on then outstanding face amount, based on increments of 30 days or multiples thereof, from date of issuance to expiry date. Periods of less than 30 days will be pro-rated to the applicable number of days. The amount is subject to the Bank’s minimum fees as well as revision at any time and is payable upon issuance. REPAYMENT Advances are repayable on demand. If at any time the sum of the aggregate outstanding Advances under Credit 01 exceed the Revolving Credit Facility Borrowing Base, the Credit 01 Borrowers shall repay an amount equal to 100% of such excess such that the Revolving Credit Facility Borrowing Base is maintained at all times. SPECIFIC SECURITY The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any Advances or availment being made under Credit 01 by the Applicable Borrower: (a) Agreement re: operating credit line (b) Mirror netting services agreement executed and delivered by the Credit 01 Borrowers and each other Mirror Netting Participant. (c) Application and agreement for irrevocable standby letter of credit. CREDIT NUMBER 02: AUTHORIZED LIMIT: $300,000,000 TYPE Flooring – New & Used PURPOSE To finance purchases by each of the Borrowers below (the “Credit 02 Borrowers”) from Audi, BMW, McLaren, Porsche, Mercedes-Benz, Subaru and Volkswagen of New Motor Vehicles and any other New Motor Vehicles from manufacturers for which a Credit 02 Borrower obtains distribution rights, as well as CAP Vehicles and Program Vehicles and to finance Used Motor Vehicles for primarily domestic sale. Borrowers: 1. Guelph-S, LP, by its general partner Guelph-S GP, Inc. 2. Markham-B, LP, by its general partner Markham-B GP, Inc. 3. Markham-P, LP, by its general partner Markham-P GP, Inc. 4. Mississauga-B, LP, by its general partner Mississauga-B GP, Inc. 5. Newmarket-A, LP, by its general partner Newmarket-A GP, Inc.

4 LEGAL_36839831.10 6. Newmarket-V, LP, by its general partner Newmarket-V GP, Inc. 7. Vancouver-MP, LP, by its general partner Vancouver-MP GP, Inc. 8. Vaughan-A, LP, by its general partner Vaughan-A GP, Inc. 9. Vaughan-P, LP, by its general partner Vaughan-P, Inc. 10. Vaughan-S, LP, by its general partner Vaughan-S GP, Inc. 11. Woodbridge-MC, LP, by its general partner Woodbridge-MC GP, Inc. 12. Woodbridge-PA, LP, by its general partner Woodbridge-PA GP, Inc. CURRENCY Canadian Dollars AVAILMENT The Credit 02 Borrowers may avail Credit 02 by way of CDOR Advances and/or advances secured by conditional sale contracts in form satisfactory to the Bank, acting reasonably. INTEREST RATE Interest on all Advances under Credit 02 shall be payable at the equivalent of the CDOR Rate on the last Business Day of the current calendar month plus a spread of <*>% per annum for the next calendar month with interest payable monthly on the second day of the next calendar month with such interest calculated on a daily basis on the actual outstanding principal amount of Advances under Credit 02 at the end of each day. The CDOR Rate will be applicable on all Advances outstanding from time to time during the next calendar month under Credit 02 and will be calculated on a daily basis on the actual outstanding principal amount at the end of each day. The CDOR Rate will be established by the Bank for the next calendar month based on the one (1) month CDOR Rate available on the last Business Day of the current calendar month. DRAWDOWN New Vehicles, CAP and Program Vehicles An Advance against any New Motor Vehicle is not to exceed the manufacturer’s/auction invoice amount plus the amount of the Harmonized Sales Tax (HST) / Goods and Services Tax (GST) of such New Motor Vehicle. This also applies to Dealer Trades. The Bank shall be provided with the applicable Credit 02 Borrower’s purchase documentation for CAP Vehicles and Program Vehicles, which is to include the model, year, serial number and odometer reading, prior to drawdown. Used Vehicles Purchased from Recognized Auto Auctions An Advance against any Used Motor Vehicle purchased from a recognized auto auction shall not exceed the applicable Credit 02 Borrower’s acquisition cost (net of HST). The Bank shall be provided with the applicable Credit 02 Borrower’s purchase documentation, which is to include the model, year, serial number and odometer reading, within 5 Business Days of the drawdown. Other Used Vehicles An Advance against any Used Motor Vehicle other than a Used Motor Vehicle purchased from

5 LEGAL_36839831.10 a recognized auto auction shall not exceed 100% of the clean wholesale value as determined from the current Canadian Black Book if the vehicle has 24,000 km or less per model year, 100% of the average wholesale value if more than 24,000 km per model year, or as otherwise determined by the Bank, acting reasonably. The Bank shall be provided with the applicable Credit 02 Borrower’s purchase documentation, which is to include the model, year, serial number, ownership registration (in the name of the applicable Credit 02 Borrower) and odometer reading, within 5 Business Days of the drawdown. REPAYMENT The Credit 02 Borrowers shall repay to the Bank all outstanding Obligations in respect of Credit 02 as follows: (a) make payments of accrued interest due and payable monthly in arrears with respect to each Advance on each Interest Payment Date; (b) make payments in accordance with the terms of any Delayed Payment Privilege Agreement; and (c) Advances or other Obligations outstanding under Credit 02 are repayable on the earlier of: (i) two (2) Business Days from the date of sale of the unit in respect of which a Credit 02 Advance was issued (in the case of sale of a unit for consideration paid by cash, cheque, electronic funds transfer or credit card) and ten (10) Business days from the date of sale (in the case of sale of a unit that is under a contract in transit); (ii) the date of demand by the Bank; or (iii) the month end following the maturity date of the loan term as follows: Type of Vehicle Loan Term New & CAP Vehicles 365 days Program Vehicles 180 days Demonstrator, Service Rental & Driver Education Vehicles 180 days in service, maximum 365 days Used Vehicles 90 days The loan terms set out above may be extended for periods up to 90 days subject to prior approval of the Bank and payment of loan curtailments equal to 10% of the original Advance (net of HST or GST) or as otherwise required by the Bank. SPECIFIC SECURITY The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any Advances or availment being made under Credit 02 to the Applicable Borrower: (a) If applicable, conditional sale contracts over units floored, with floor plan insurance on a replacement cost basis covering all units, loss, if any, payable to the Bank. (b) If applicable, Delayed Payment Privilege Agreement. SPECIFIC CONDITIONS Until all debts and liabilities under Credit 02 have been discharged in full, the following conditions will

6 LEGAL_36839831.10 apply in respect of Credit 02: (a) Up to a maximum of Cdn$75,000,000 of the Authorized Limit of Credit 02 shall be available to finance Used Motor Vehicles. (b) The Credit 02 Borrowers undertake to complete the Bank’s standard form DPP delayed payment privilege request for all purchasers of any vehicles where a delayed payment privilege is requested. The Credit 02 Borrowers are authorized to make flooring loan Bulk Prepayments to a maximum 50% (the “Bulk Pre-Payment Cap”) of outstanding interest bearing Advances under Credit 02, which may be allocated to any outstanding Advances under Credit 02 at the sole discretion of the Credit 02 Borrowers, on the following basis: (i) all Bulk Prepayments are indefeasible payments to the Bank which create a credit for the benefit of the Credit 02 Borrowers that has not, at the time of such payment, been allocated to specific Advances for New Motor Vehicles; (ii) Readvances in an amount greater than the outstanding Bulk Prepayments are not permitted. (iii) Readvances that would cause the Credit 02 Authorized Limit to be exceeded are not permitted. (iv) Bulk Prepayments made in excess of the Bulk Pre-Payment Cap are permitted, however, will not be included in the calculation of the interest owing. The Borrowers agree at all times to monitor the amount of the Bulk Prepayment with respect to the established Bulk Pre-Payment Cap. Bulk payments representing proceeds of Bankers’ Acceptances will be readvanced only on maturity and to repay related Bankers’ Acceptances. CREDIT NUMBER 03: AUTHORIZED LIMIT: $350,000,000 TYPE Leasing (wholesale), Daily Rental Leases and Finance Contracts PURPOSE To provide wholesale lease financing to each of the Borrowers below (the “Credit 03 Borrowers”) for Leased Units, Daily Rental Leases and Finance Contracts by way of a revolving credit facility. Borrowers: 1. Lithia Canada Leasing, LP, by its general partner Lithia Canada Leasing GP, Inc. 2. Motus Car Rental, LP, by its general partner Motus Car Rental GP, Inc. CURRENCY Canadian Dollars

7 LEGAL_36839831.10 AVAILMENT The Credit 03 Borrowers may avail Credit 03 by way of direct advances (“Direct Advances”) evidenced by a borrowing request in form satisfactory to the Bank delivered together with the Credit 03 Borrower’s Wholesale Lease Management Report (defined below). The Credit 03 Borrowers may obtain Advances under Credit 03 by way of Prime Rate Advances. The Credit 03 Borrowers obtain Advances under Credit 03 by presenting orders to the Bank for acceptance of Bankers’ Acceptances in multiples of Cdn$100,000 (subject to a minimum availment of $500,000) and having terms of maturity of 30 to 90 days without grace. The aggregate amount of all Advances under Credit 03 shall not exceed the lesser of the Credit 03 Authorized Limit and the Wholesale Leasing Borrowing Base (as defined herein) as evidenced by the Credit 03 Borrowers’ Wholesale Leasing Borrowing Base Certificate. “Wholesale Leasing Borrowing Base” means, without duplication, the aggregate amount equal to the following: (a) with respect to Eligible Wholesale Leases, Eligible Daily Rental Leases and Eligible Finance Contracts, 100% of the aggregate depreciated book value (calculated in accordance with the below) of the Borrowers’ Eligible Wholesale Leases, Eligible Daily Rental Leases and Eligible Finance Contracts outstanding at any time, as evidenced by the Wholesale Lease Management Report; (b) with respect to leases for Leased Units and loans for Finance Contracts that do not meet the Rule of Nine but otherwise meet all the criteria of Eligible Wholesale Leases and Eligible Finance Contracts, 100% of the aggregate depreciated book value (calculated in accordance with the below) of such leases outstanding at any time (not to exceed 30% of the Authorized Limit of Credit 03), as evidenced by the Wholesale Lease Management Report; and (c) with respect to leases for Leased Units that are not Eligible Wholesale Leases and loans for Finance Contracts that are not Eligible Finance Contracts, 100% of the aggregate depreciated book value (calculated in accordance with the below) of such leases outstanding at any time (not to exceed 10% of the Authorized Limit of Credit 03), as evidenced by the Wholesale Lease Management Report. Notwithstanding the foregoing, (i) any Wholesale Lease, Daily Rental Lease or Finance Contract included in the Wholesale Leasing Borrowing Base shall only be for of units/vehicles in Canada, (ii) the value of the leases (as calculated above) relating to Leased Units of Medium Duty Trucks or Heavy Duty Trucks that are included in the Wholesale Leasing Borrowing Base shall not exceed 15% of the Credit 03 Limit and (iii) none of the leases included in the Wholesale Leasing Borrowing Base shall be financed by any other third-party financing. INTEREST RATE Interest on Prime Rate Advances under Credit 03 shall be payable at the Bank’s Prime Lending Rate from time to time, plus <*>% per annum. Interest on Advances by way of Banker’s Acceptances under Credit 03 at the CDOR Rate in effect from time to time, plus <*>% per annum. Each Advance by way of Bankers’ Acceptance shall be subject to a minimum stamping fee of $500 payable at the time of each acceptance in accordance with the Bank’s standard form Bankers’ Acceptance Agreement Advance.

8 LEGAL_36839831.10 DRAWDOWN N/A REPAYMENT The Credit 03 Borrowers shall repay to the Bank all outstanding Obligations in respect of Credit 03 as follows: (a) Advances together with all accrued interest thereon are repayable on demand; or (b) Advances against Leased Units under Credit 03 which have been returned from lease (whether during or at the end of the lease term) are to be removed from the Wholesale Lease Management Report on the date the unit is sold, or in any event, by no later than 30 days from the date the unit was returned from lease. If at any time the sum of the aggregate outstanding Advances under Credit 03 exceed the Wholesale Leasing Borrowing Base, the Credit 03 Borrowers shall repay an amount equal to 100% of such excess such that the Wholesale Leasing Borrowing Base is maintained at all times. SPECIFIC CONDITIONS Until all debts and liabilities under Credit 03 have been discharged in full, the following conditions will apply in respect of Credit 03: (a) Up to a maximum of Cdn$25,000,000 of the Authorized Limit of Credit 03 shall be available to finance Eligible Daily Rental Leases. (b) Up to a maximum of Cdn$25,000,000 of the Authorized Limit of Credit 03 shall be available to finance Eligible Finance Contracts. (c) Notwithstanding the above, the form of the agreement to be used for Eligible Wholesale Leases, Eligible Daily Rental Lease and Eligible Finance Contracts is subject to approval of the Bank, acting reasonably. The Bank shall have the right, acting reasonably, in its sole discretion, to exclude any Wholesale Lease, Daily Rental Lease or Finance Contract from the Wholesale Leasing Borrowing Base. (d) For the purposes of calculating the aggregate depreciated book value for Eligible Wholesale Leases, the minimum average depreciation of the capital cost of all vehicles forming part of the Wholesale Lease Management Report, is based on the following schedule: Original Lease Term Rate per month Up to 12 months 2.20% 13 to 24 months 1.70% 25 to 36 months 1.40% 37 to 48 months 1.20% 49 to 60 months 1.10% 61 to 72 months 1.00% (e) For the purposes of calculating such value, the minimum vehicle depreciation of the capital cost of all Eligible Daily Rental Leases, is based on the following schedule:

9 LEGAL_36839831.10 Original Lease Term Rate per month Up to 12 months 1.75% 13 to 24 months 2.00% (f) For the purposes of calculating the aggregate depreciated book value for Eligible Finance Contracts, the minimum average depreciation of the capital cost of all vehicles forming part of the Wholesale Lease Management Report, is based on the following schedule Original Lease Term Rate per month Up to 12 months 2.20% 13 to 24 months 1.70% 25 to 36 months 1.40% 37 to 48 months 1.20% 49 to 60 months 1.10% 61 to 72 months 1.00% (g) With respect to any lease included in the Wholesale Leasing Borrowing Base, for audit purposes, the Bank shall have the right to verify any lease directly with the lessee thereunder. The verification of leases shall either be completed (i) directly by the Bank at no cost to the Credit 03 Borrowers or, (ii) at the option of the Credit 03 Borrowers, the verification of leases may be completed by the Credit 03 Borrowers’ auditor so long as the auditor is satisfactory to the Bank, acting reasonably, and the verification is completed in accordance with the terms stipulated by the Bank. The costs of the verification completed by the Borrowers’ auditor shall be paid by the Credit 03 Borrowers. CREDIT NUMBER 04: AUTHORIZED LIMIT: $1,300,000 TYPE Scotiabank Commercial Card - Availment, interest rate and repayment as per Bank’s standard form cardholder agreement for each of the Borrowers. CURRENCY Canadian Dollars CREDIT NUMBER 05: AUTHORIZED LIMIT: US $285,000 TYPE Scotiabank Commercial Card - Availment, interest rate and repayment as per Bank’s standard form cardholder agreement for each of the Borrowers. CURRENCY US Dollars

10 LEGAL_36839831.10 SECURITY, TERMS, AND CONDITIONS APPLICABLE TO ALL CREDITS GENERAL SECURITY The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the Credits. For greater certainty, the following security shall secure all of the Borrowers present and future debts and other obligations to the Bank of any kind whatsoever, whether described in this Commitment Letter or any other Loan Document between any Borrower and the Bank: (a) General Security Agreement over all present and future personal property of each Borrower. (b) Unlimited joint and several guarantee of each Borrower in favour of the Bank in respect of the debts, liabilities and obligations of each other Borrower. (c) Postponement and Subordination Agreement between the Bank, the Borrowers and Pfaff Automotive Partners Inc., which shall provide, among other things, that payments thereunder may be made provided that no Material Breach has occurred and is continuing. (d) Postponement and Subordination Agreements in respect of any Funded Debt owning by a Borrower to an Affiliate (not including any other Borrower but including any General Partner) of such Borrower which shall provide, among other things, that payments thereunder may be made provided that no Material Breach has occurred and is continuing. (e) Concurrently with the completion of the Kitchener Acquisition, a Priority Agreement between the Bank, Kitchener, and Mercedes-Benz Financial Services Canada Corporation, giving the Bank priority over all assets except those specifically financed by such manufacturer, in form and substance satisfactory to the parties thereto, each acting reasonably. (f) Concurrently with the completion of the Richmond Acquisition, a Priority Agreement between the Bank, Richmond, and Harley-Davidson Financial Services Canada, Inc., giving the Bank priority over all assets except those specifically financed by such manufacturer, in form and substance satisfactory to the parties thereto, each acting reasonably. (g) Bankers’ Acceptance Agreement in the Bank’s standard form. (h) Bankers’ Acceptance Execution and Issuance Agreement in the Bank’s standard form. (i) Landlord waivers and acknowledgements in respect of each leased property of the Borrowers to the extent obtainable using commercially reasonable efforts in the case of unrelated landlords. (j) Such priority agreements with all other manufacturers having registered Liens over assets acquired by the Borrowers as required, giving the Bank priority over all assets except those specifically financed by such manufacturers. (k) Such priority or subordination agreements with other secured creditors of the Borrower as may be required to give the Bank’s security priority over the secured property. (l) Conditional sales contracts in respect of the units financed under Credit 02. REALLOCATION The Borrowers may, from time to time, request a reallocation of all or part of any unused portion of the Credits, no more frequently than once in any calendar month. Following any reallocation:

11 LEGAL_36839831.10 (a) The Authorized Limit of all Credits under this Commitment Letter shall not change. (b) The Credit 01 Authorized Limit shall not be (i) more than 20% of the Authorized Limit of all Credits, or (ii) less than the then outstanding principal balance of Credit 01. (c) The Credit 02 Authorized Limit shall not be (i) more than the Authorized Limit of all Credits, or (ii) less than the then outstanding principal balance of Credit 02. (d) The Credit 03 Authorized Limit shall not be (i) more that 55% of the Authorized Limit of all Credits, or (ii) less than the then outstanding principal balance of Credit 03. (e) No reallocations are permitted that would cause a Material Breach. REPRESENTATIONS AND WARRANTIES Each of the Obligors represents and warrants to the Bank that: (a) it is duly incorporated, validly existing and duly registered or qualified to carry on business in each jurisdiction in which its business or assets are located; (b) the execution, delivery and performance by it of this Commitment Letter and the other Loan Documents have been duly authorized by all necessary actions and do not violate its constating documents; (c) the execution, delivery and performance by it of this Commitment Letter and the other Loan Documents do not violate any Applicable Law or material agreements to which it is subject or by which it is bound, and in the case of material agreements, which would cause a Material Adverse Effect; (d) no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute a Material Breach. (e) there is no claim, action, prosecution or other proceeding of any kind pending or, to its knowledge, threatened against it or any of its assets or properties before any court or administrative agency which, if adversely determined, might have a Material Adverse Effect, and there are no circumstances of which it is aware which might give rise to any such proceeding which it has not fully disclosed to the Bank; (f) it has good and marketable title to all of its properties and assets, free and clear of any Liens, other than Permitted Liens; (g) its business and assets are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where it operates and in accordance with good industry practice; (h) (i) it has obtained all Governmental Approvals which are necessary for the conduct of its business as presently conducted, each of which is in full force and effect, is a good, valid and subsisting approval which has not been surrendered, forfeited or become void or voidable and is unamended, (ii) there is no default under any Governmental Approval, nor are there any proceedings in progress, pending or threatened which may result in the revocation, suspension or material adverse modification of the Governmental Approval, and (iii) no further registration, order, permit, filing, consent, authorization, licence, decree or approval of, from or with any Person (including any Governmental Authority) is necessary or advisable in order to ensure the legality, validity, binding effect and enforceability of the Loan Documents or the execution,

12 LEGAL_36839831.10 delivery or performance of the Obligations, other than filings and registrations necessary to perfect and protect the Liens constituted by the Security, except in each case as could not reasonably be expected to have a Material Adverse Effect; (i) No Obligor is engaged in any business other than the business of (a) selling, leasing and financing motor vehicles, motorcycles and boats and related activities, including parts and accessories sales and service and ancillary rental programs, (b) operating body and mechanical and service shops and related activities, (c) acquiring, owning, operating and, in some cases, selling dealerships engaged in such businesses, and (d) leasing or sub-leasing owned real property. (j) Except disclosed to the Bank, (i) the Obligors do not maintain or contribute to, is not required to maintain or contribute to, is not a party to, or bound by, and has no liability or contingent liability under any Pension Plan. (ii) All Pension Plans and Benefit Plans are established, registered, funded, invested, administered, operated and maintained under, and in compliance in all material respects with, all requirements of Applicable Law; (iii) No Pension Plan is a defined benefit pension plan; (iv) All employer and employee payments, contributions, premiums and other amounts, reports, returns and filings required to be made, remitted or paid in respect of Pension Plans and Benefit Plans have been made, remitted or paid and all such plans are fully funded both on a going concern basis and on a solvency basis pursuant to their most recent actuarial valuations filed with the applicable Governmental Authority and in accordance with Applicable Law; (v) All post-retirement liabilities (if any) under Pension Plans and Benefit Plans have been properly identified in Master Borrower’s consolidated financial statements provided to the Bank, and there are no going concern, past service or solvency deficiencies; (vi) in respect of Pension Plans which are registered pension plans within the meaning of the Income Tax Act (Canada), no steps have been taken to terminate or wind up any such plans (wholly or in part), no unauthorized merger of such plans, no unauthorized withdrawal of funds from such plans and no improper contribution holidays taken in respect of such plans; and (vii) there are no actions, claims or proceedings existing pending or, to the knowledge of the Borrowers, threatened against any Pension Plan, Benefit Plan or the assets of any such plan which could be reasonably expected to have a Material Adverse Effect; and (k) Except as disclosed to the Bank, there are no strikes, work stoppage, slowdowns, lockouts or other labour disputes pending or, to its knowledge, threatened, against any Obligor. It is in compliance in all material respects with all Applicable Law respecting labour and employment terms, conditions and practice and it is not a party to any labour, union or collective bargaining agreement or, except as disclosed to the Bank and to its knowledge, the subject of any current union organizing activities. CONDITIONS PRECEDENT TO CLOSING The following conditions are to be met to the satisfaction of the Bank and its solicitor prior to any Advances or availments being made under the Credits: (a) a duly executed copy of this Commitment Letter; (b) the Security provided for herein, registered, as required, to the satisfaction of the Bank; (c) insurance certificate(s) of each of the Borrowers naming the Lender, evidencing the insurance required under this Commitment Letter showing loss payable to the Bank and showing the Bank as an additional insured under all liability policies; (d) the Bank shall have received satisfactory evidence that all registrations, filings, recordings and notices necessary or desirable (as determined by the Bank and its own counsel, acting

13 LEGAL_36839831.10 reasonably) in connection with the Security have been properly made, filed or completed, including all such registrations, filings, recordings and notices required to create a perfected first priority security interest in favour of the Bank in the collateral described therein, subject to Permitted Liens; (e) such financial and other information or documents relating to the Borrowers (including the Asset Purchase Agreement) as the Bank may reasonably require; and (f) such other authorizations, approvals, officer’s certificates, legal opinions and any other documentation as the Bank may reasonably require. CONDITIONS PRECEDENT TO ADVANCES UNDER EACH CREDIT The obligation of the Bank to make Advances hereunder (including the initial Advance) is subject to the satisfaction of the following conditions precedent: (a) The applicable Borrower shall have delivered to the Bank all advance notices and proceeds requests as required hereunder; (b) No Material Breach shall have occurred and be continuing on the date of the Advance or would result from the making of any such Advance; and (c) The representations and warranties contained in this Commitment Letter and in any other Loan Document (in each case, other than those made as of a specific date) shall be true and correct in all material respects as if made on and as of the Advance date and the date of any Compliance Certificate. GENERAL CONDITIONS FINANCIAL COVENANTS: Master Borrower covenants and agrees with the Bank that: (a) A Fixed Charge Coverage Ratio is to be maintained at all times of not less than 1.20:1. (b) A Leverage Ratio is to be maintained at all times of not more than 5.75:1. For the purposes of calculating the above ratios, any Debt and Interest Expense in respect of Credit 02, Credit 03 and the Manufacturer Flooring Facilities shall be excluded. The above financial covenants shall be calculated for Master Borrower on a consolidated basis for the Obligors but such consolidation shall not include any Non- Designated Subsidiaries. NEGATIVE COVENANTS: Without limiting any other covenants hereunder or in any other Loan Document, without the Bank’s prior written consent, no Obligor (unless otherwise indicated) shall take any of the following actions: (a) Cause or permit any change of Control of the Obligors, other than a change of Control involving only the Obligors provided the Obligors provide prior written notice to the Bank. (b) Make any redemption, retraction, dividends, withdrawals or other return of capital in respect of the capital of Borrowers (other than from or to another Borrower) unless the Bank has been

14 LEGAL_36839831.10 provided with the quarterly financial reporting below together with a Compliance Certificate showing compliance with the financial covenants under this Commitment Letter before and after such redemption, retraction, dividends, withdrawals or other return of capital. (c) The Borrowers shall not make any distributions including dividends, withdrawals, bonuses, and advances to partners, shareholders, management or Affiliates (in each case other than to another Borrower) unless the Bank has been provided with the quarterly financial reporting below together with a Compliance Certificate showing compliance with the financial covenants under this Commitment Letter before and after such distributions. (d) Consolidate, amalgamate or merge with any other Person (other than another Obligor) or make any Acquisitions, other than Permitted Acquisitions, Investments, other than Permitted Investments, or material change in any of the Obligors’ line of business. (e) The Borrowers shall not create, incur, assume or permit any Funded Debt other than Permitted Debt. (f) The Borrowers shall not create, incur, assume or suffer to exist or cause or permit any Lien upon or in respect of any of its property other than Permitted Liens. (g) Export any New Motor Vehicles and Used Motor Vehicles being financed by any of the Credits outside of Canada unless, the financing related to such New Motor Vehicle or Used Motor Vehicle has been repaid prior to its export. (h) Permit its chief executive office or domicile or the location of its property to be located in any jurisdictions other than as specified in the Security without providing the Bank with fifteen (15) days’ prior written notice thereof. POSITIVE COVENANTS: Without limiting any other covenants hereunder or in any other Loan Document, the Obligors covenant and agree as follows: (a) To duly and punctually pay and perform its Obligations hereunder and under the other Loan Documents to which it is a party at the times and places and in the manner required by the terms hereof and thereof. (b) To maintain its corporate existence and conduct its business in compliance in all material respects with all Applicable Laws and all permits and in accordance with prudent standards. (c) For ongoing credit risk management purposes, to maintain the operating accounts of the Borrowers with the Bank as long as the Borrowers have any operating line facilities with the Bank other than any operating accounts of the Borrowers not maintained with the Bank that are subject to a blocked accounts agreement with the Bank, the Applicable Borrower and the deposit bank in a form satisfactory to the Bank. (d) To permit the Bank, or its agents, access to conduct (on reasonable written notice and during normal business hours) from time to time inspections (at the Borrowers’ expense) for up to 2 such inspections per year per Borrower, unless a Material Breach has occurred and is continuing, including at all premises where the collateral covered by the Bank’s Security may be located, of all or any of the records, business and property of the Obligors. (e) The Borrowers will make the necessary information available and will permit the Bank or its agents to conduct flooring, and/or daily rental and/or revolving term audits, as applicable, during

15 LEGAL_36839831.10 normal business hours once per Fiscal Quarter for each Borrower, provided that the Bank reserves the right to increase the frequency of such audits once per month for each Borrower if (i) a Material Breach has occurred and is continuing or (ii) the results of prior audits are not satisfactory to the Bank, acting reasonably. (f) To maintain insurance with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where it operates and in accordance with good industry practice. Each Borrower shall provide copies of those policies to the Bank (as requested), which policies shall be satisfactory to the Bank, acting reasonably, and shall not be subject to any co-insurance clause. Each insurance policy shall include an endorsement whereby the insurers agree to give the Bank not less than 30 days’ notice of the cancellation of the policy of insurance and permit the Bank to cure any default which may exist under the policy. The Bank shall either be named as loss payee or additional insured as its interest may appear in all of the Borrowers’ policies of insurance or otherwise be assured of the availability of continuing coverage in a manner satisfactory to the Bank. (g) To pay all Taxes as they become due and payable unless they are being contested in good faith by appropriate proceedings, diligently prosecuted, and for which satisfactory resources have been set aside. (h) To promptly notify the Bank in writing of the occurrence of (i) any Material Breach of which it is aware; (ii) any Material Adverse Change or any other event or circumstance with could cause a Material Adverse Change or (iii) any litigation, proceeding or dispute, threatened or commenced for claims in excess of Cdn$10,000,000. (i) To provide such other information relating to its business, property and financial condition as the Bank may reasonably request from time to time. (j) If there is any change from the accounting policies, practices and calculation methods used by the Borrowers in preparing any part of its financial statements for the fiscal year most recently completed, the Borrowers shall provide the Bank with all information that the Bank requires to ensure that reporting provided to the Bank after any changes are comparable to previous reporting. In addition, all calculations made for the purposes of this Commitment Letter shall continue to be made based on the accounting policies, practices and calculation methods in effect as at the date of the financial statements for the most recently completed fiscal year. In the event of a change in the accounting policies, practices and calculation methods, the Bank retains the right (a) to act on any default under the financial covenants or any other terms and conditions as defined in this Commitment Letter that is disclosed by applying the previous accounting policies, practices and calculation methods and (b) at its discretion and acting reasonably, to amend/reset covenants that are affected by the change. (k) To operate and administer all Pensions Plans and Benefit Plans in compliance with the terms of such plans and all Applicable Law and shall maintain all necessary governmental approvals which are material in respect of the operation of such plans and comply, in all respects, with its obligations under such plans and Applicable Law including, without limitation, making all contributions and payments required to be made under the terms of such plans, Applicable Law and any applicable valuation report. (l) To promptly notify the Bank on becoming aware of (a) the institution of any steps by any Person to terminate or effect a partial wind-up of any Pension Plan, (b) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Applicable Law, (c) the taking of any action with respect to a Pension Plan that is reasonably likely to result in the requirement that any Obligor furnish a bond or other security to such Pension Plan or any applicable Governmental Authority, or (d) the occurrence of any event with

16 LEGAL_36839831.10 respect to any Pension Plan that has not been disclosed to the Bank and that is reasonably likely to result in the incurrence by an Obligor of any material liability, fine or penalty. (m) The Borrowers shall, within thirty (30) days, cause any Person that is or becomes a Designated Subsidiary of any of the Borrowers to become a “Borrower” for the purposes of this Commitment Letter and the other Borrowers shall cause such new Borrower, as applicable, to: a. execute and deliver in favour of the Bank a joinder to this Commitment Letter in form satisfactory to the Bank, acting reasonably; b. execute and deliver to the Bank an unlimited unconditional guarantee with respect to the Obligations of the other Borrowers, such guarantee to be in substantially similar form as the guarantee delivered by the Borrowers on the Effective Date; c. grant or cause to be granted to the Bank a first priority perfected lien on all of the assets of such new Borrower, as applicable; and d. execute such other documents and take such other actions, including delivery of legal opinions of counsel to such Borrower, as may be reasonably required by the Bank in connection therewith. Upon compliance with the applicable requirements of this Section, the applicable Designated Subsidiary shall become a Borrower hereunder and under the other applicable Loan Documents with the same force and effect as if originally named as an Borrower. The execution and delivery by an additional Borrower, of any instrument adding such additional a Borrower shall not require the consent of any other Borrower hereunder or the Bank, provided in the case of the Bank (a) through (d) above are complied with. The rights and obligations of each Borrower hereunder shall remain in full force and effect notwithstanding the addition of any new Borrower hereunder. Additional terms and conditions in Schedule A are to apply, provided that in the event of a conflict between the terms and conditions of the main body of this Commitment Letter and Schedule A, the terms and conditions of the main body of this Commitment Letter will apply. REPORTING CONDITIONS Until all Obligations have been discharged in full, the Borrowers will provide the Bank with the following: (a) Annual internally prepared financial statements of Master Borrower, on a consolidated basis, but excluding any Non-Designated Subsidiary with accompanying cash flow statement within 120 days of each fiscal year end. Breakdowns to include sales, cost of sales, Bank debt and other items as reasonably required by the Bank. (b) Quarterly consolidated interim financial statements of Master Borrower, excluding any Non- Designated Subsidiary, within 45 days of the end of each of the first (3) Fiscal Quarters. (c) Quarterly interim financial statements of the Borrowers, within 45 days of the end of each Fiscal Quarter. (d) Quarterly compliance certificate signed by a senior officer of the Master Borrower, certifying that the Borrowers, on a combined basis, are in compliance with all conditions of this Commitment Letter and that there has been no Material Breach, other than as outlined in the compliance certificate (such certificate, a “Compliance Certificate”), within 45 days of the end of each of the first (3) Fiscal Quarters and within 120 days of the fiscal year end of the Borrowers. (e) Quarterly wholesale lease loan loss and payment delinquency report with 30 days of the end of

17 LEGAL_36839831.10 each Fiscal Quarter which report shall include delinquency aging for leases included in the most recent Wholesale Lease Management Report. (f) Monthly Revolving Credit Facility Borrowing Base Certificate with accompanying calculation in a form satisfactory to the Bank within 30 days of each calendar month-end. (g) Monthly Wholesale Leasing Borrowing Base Certificate with accompanying Wholesale Lease Management Report in a form satisfactory to the Bank within 30 days of each calendar month- end. PARAMOUNTCY In the event of a conflict between the terms and conditions of (i) the agreements re operating credit line, the B/A Agreement and B/A Execution and Issuance Agreement, the application and agreement for irrevocable standby letter of credit, the visa cardholder agreements, any Cash Management Agreements, any Hedging Agreements and any other Bank standard form document, and (ii) this Commitment Letter, the terms and conditions this Commitment Letter will apply. ASSIGNMENT The Bank will have the right to assign all or a part of its loans with the Borrower’s prior written consent, such consent not to be unreasonably withheld, provided that in the event of a Material Breach, the Bank may enter into any such assignment without the Borrower’s consent. OTHER FEES The Borrowers shall pay to the Bank: (a) A commitment fee of Cdn$<*> which is due and payable upon acceptance of this commitment. (b) An audit fee of Cdn$<*>which is due and payable quarterly by the Borrowers at the end of each reporting period. EXPIRY OF OFFER This offer expires August 30, 2021

18 LEGAL_36839831.10 SCHEDULE A ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO ALL CREDITS (In the event of a conflict, the terms and conditions of any lease agreement and/or conditional sales contract supersede the terms and conditions in this Schedule A with regard to such leases and/or conditional sales contracts). Calculation and Payment of Interest 1. Interest on loans/advances made in Canadian Dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a calendar year for the actual number of days elapsed both before and after demand of payment or default and/or judgment. 2. Interest on loans/advances made in US Dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month, (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a 360 day year for the actual number of days elapsed both before and after demand of payment or default and/or judgment. The rate of interest based on a 360 day year is equivalent to a rate based on a calendar year of 365 days of 365/360 times the rate of interest that applies to the US Dollar loans/advances. Interest on Overdue Interest 3. Interest on overdue interest shall be calculated at the same rate as interest on the loans/advances in respect of which interest is overdue, but shall be compounded monthly and be payable on demand, both before and after demand and judgment. Indemnity Provision 4. If the introduction, adoption or implementation of, or any change in, or in the interpretation of, or any change in its application to the Borrowers of, any law, regulation, guideline or request issued by any central bank or other Governmental Authority (whether or not having the force of law), including, without limitation, any liquidity reserve or other reserve or special deposit requirement or any tax (other than tax on the Bank’s general income) or any capital requirement, has due to the Bank’s compliance the effect, directly or indirectly, of (i) increasing the cost to the Bank of performing its obligations hereunder or under any availment hereunder; (ii) reducing any amount received or receivable by the Bank or its effective return hereunder or in respect of any availment hereunder or on its capital; or (iii) causing the Bank to make any payment or to forgo any return based on any amount received or receivable by the Bank hereunder or in respect of any availment hereunder determined by the Bank in its discretion, then upon demand from time to time the Borrowers shall pay such amount as shall compensate the Bank for any such cost, reduction, payment or forgone return (collectively “Increased Costs”) as such amounts are reasonably determined by the Bank and set forth in a certificate to the Borrowers. In the event of the Borrowers becoming liable for such Increased Costs, the Borrowers shall have the right to prepay in full, without penalty, the outstanding principal balance under the affected credit other than the face amount of any document or instrument issued or accepted by the Bank for the account of the Borrowers, including, without limitation, a Letter of Credit, a Letter of Guarantee or a Bankers’ Acceptance. Upon any such prepayment, the Borrowers shall also pay the then accrued interest on the amount prepaid and the Increased Costs to the date of prepayment together with such amount as will compensate the Bank for the cost of any early termination of its funding arrangements in accordance with its normal practices, as such amounts are calculated in a certificate reasonably prepared by the Bank. Calculation and Payment of Bankers’ Acceptance Fee

19 LEGAL_36839831.10 5. The fee for the acceptance of each Bankers’ Acceptance will be payable on the face amount of each Bankers’ Acceptance at the time of acceptance of each draft calculated on the basis of a calendar year for the actual number of days elapsed from and including the date of acceptance to the due date of the draft. Environment 6. Each Borrower agrees: (a) to obey all Applicable Laws and requirements of any federal, provincial, or any other Governmental Authority relating to the environment and the operation of the business activities of such Borrower, except where failure to so comply would not reasonably be expected to have a Material Adverse Effect; (b) to allow the Bank access during normal business hours to the business premises of such Borrower to monitor and inspect all property and business activities of such Borrower;; (c) to notify the Bank from time to time of any business activity conducted by such Borrower which involves the use or handling of hazardous materials or wastes which are not normally used in the business of such Borrower or which increases the environmental liability of such Borrower in any material manner; (d) to notify the Bank of any proposed change in the use or occupation of the property of such Borrower prior to any change occurring; (e) to provide the Bank with prompt written notice of any environmental problem and any hazardous materials or substances which would reasonably be expected to have a Material Adverse Effect and with any other environmental information reasonably requested by the Bank from time to time. (f) to conduct all environmental remedial activities which a commercially reasonable person would perform in similar circumstances to meet its environmental responsibilities and if such Borrower fails to do so, the Bank may perform such activities; and (g) to pay for any environmental investigations, assessments or remedial activities with respect to any property of such Borrower that may be performed for or by the Bank from time to time. If the Borrowers notify the Bank of any specified activity or change or provides the Bank with any information pursuant to subsections (c), (d), or (e), or if the Bank receives any environmental information from other reasonable sources that would reasonably be expected to have a Material Adverse Effect, the Bank, in its sole discretion, may decide that a Material Adverse Change has occurred. Following this decision being made by the Bank, the Bank shall notify the Borrowers of the Bank’s decision concerning the Material Adverse Change. If the Bank decides or is required to incur reasonable out-of-pocket expenses in compliance or to verify the Borrowers’ compliance with applicable environmental or other regulations, the Borrowers shall indemnify the Bank in respect of such reasonable out of pocket expenses, which will constitute further advances by the Bank to the Borrowers under this Commitment Letter. Notice of Drawdown/Payments 7. The Borrowers shall give the Bank prior notice of a drawdown or payment of any loan/advance as follows:

20 LEGAL_36839831.10 (a) Before 10:00am on the same Business Day in the case of Prime Rate Advances (provided that no notice shall be required for Prime Rate Advances by way of overdraft) (b) Before 10:00am one Business Day in the case of CDOR Advances, Direct Advances and B/As. (c) Before 10:00am three Business Days in the case of Letters of Credit provided that the Applicable Borrower has provided the Bank with an application and agreement for irrevocable standby letter of credit prior to such period. Initial Drawdown 8. The right of the Borrowers to obtain the initial drawdown under the Credit(s) is subject to the condition precedent that there shall not have been any Material Adverse Change (and the Bank acknowledges and agrees that transactions pursuant to the Asset Purchase Agreement shall not constitute a Material Adverse Change). Evidence of Indebtedness 9. The Bank’s accounts, books and records constitute, in the absence of manifest error, conclusive evidence of the advances made under all Credits, repayments on account thereof and the indebtedness of the Borrowers to the Bank. Acceleration 10. (a) All indebtedness and liability of the Borrowers to the Bank payable on demand, is repayable by the Borrowers to the Bank at any time on demand by the Bank; (b) All indebtedness and liability of the Borrowers to the Bank not payable on demand, shall, at the option of the Bank, become immediately due and payable, the security held by the Bank shall immediately become enforceable, and the obligation of the Bank to make further advances or other accommodation available under the Credits shall terminate, if any one of the following occurs: (i) any Borrower or any guarantor fails to make when due whether on demand or at a fixed payment date, by acceleration or otherwise, any payment of interest, principal, fees, commissions or other amounts payable to the Bank; (ii) there is a breach by any Borrower or any guarantor of any other term or condition contained in this Commitment Letter or in any other agreement to which the Borrower and/or any guarantor and the Bank are parties; (iii) any default occurs under any security listed in this Commitment Letter under the headings “Specific Security” or “General Security” or under any other credit, loan or security agreement to which any Borrower and/or any guarantor is a party, or any representation or warranty of any Borrower ceases to be true. (iv) any bankruptcy, re-organization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are instituted by or against any Borrower or any guarantor and, if instituted against any Borrower or any guarantor, are allowed against or consented to by any Borrower or any guarantor or are not dismissed or stayed within 60 days after such institution; (v) a receiver is appointed over any property of any Borrower or any guarantor or any judgement or order or any process of any court becomes enforceable against the Borrower or any guarantor or any property of the Borrower or any guarantor or any creditor takes possession of any property of the Borrower or any guarantor;

21 LEGAL_36839831.10 (vi) any course of action is undertaken by any Borrower or any guarantor or with respect to the Borrowers or any guarantor which would result in the Borrower’s or guarantor’s reorganization, amalgamation or merger with another corporation or the transfer of all or substantially all of any Borrower’s or any guarantor’s assets; (vii) any guarantee of indebtedness and liability under the Credit is withdrawn, determined to be invalid or otherwise rendered ineffective; (viii) any adverse change occurs in the financial condition of any Borrower or any guarantor. (ix) any adverse change occurs in the environmental condition of: (A) any Borrower or any guarantor of the Borrowers; or (B) any property, equipment, or business activities of any Borrower or any guarantor of any Borrower. Costs 11. All reasonable out of pocket costs, including reasonable legal and appraisal fees incurred by the Bank relative to security and other documentation and the enforcement thereof, shall be for the account of the Borrowers and may be charged to any Borrower’s deposit account when submitted. Request for English (Quebec only) 12. This document and all related documents have been drafted in English at the Borrowers’ request. Ce document et tous les documents y afférents ont été rédigés en anglais à la demande de l’emprunteur. Judgement Currency 13. The obligations of any Borrower shall be payable in (Canadian/US) Dollars. Such obligations shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency except to the extent to which such tender or recovery shall result in the effective receipt by the Bank of the full amount of (Canadian/US) Dollars so payable. Accordingly, the obligation of any Borrower shall be enforceable as an alternate or additional cause of action for the purpose of recovery in (Canadian/US) Dollars of the amount (if any) by which such effective receipt shall fall short of the full amount of (Canadian/US) Dollars so payable and shall not be affected by any judgment being obtained for any other sum due hereunder. Financing Statement 14. On acceptance of this credit offer the Bank is hereby authorized to register a financing statement(s) in connection with the security detailed in this Commitment Letter. Counterparts and execution of documents. 15. This Commitment Letter and any security and other documents relating to the credits established in it may be executed in counterparts and by different parties in different counterparts, all of which when taken together will constitute a single contract. Subject to applicable conditions precedent, a document will become effective when it has been executed by the Bank (if execution by the Bank is contemplated by the document) and the Bank has received counterparts of the document that, when taken together, bear the signatures of each of the other relevant parties. Delivery of an executed counterpart of a document or a signature page to the document by telecopy or by sending a scanned or other copy by electronic mail or similar means shall be as effective as delivery of an originally executed counterpart,

22 LEGAL_36839831.10 but the Bank may from time to time require delivery of originally executed documents. The Bank may create and store copies of documents in any form as part of its business records, including by microfilm, photocopy and electronic image. Copies may be held in place of original documents and substituted for original documents for any purpose. In administering the credits established in the Commitment Letter and in otherwise dealing with any Borrower and any guarantor, the Bank may rely and act on e-mail, telecopier and other electronic communications that it reasonably believes have been sent by or on behalf of the Borrowers or any guarantor, but the Bank may from time to time require that communications from any Borrower or any guarantor be in a non-electronic form specified by the Bank. Representation or Warranty 16. Each Obligor represents and warrants to the Bank that all financial and other information (including, without limitation, any financial forecasts) provided to the Bank in connection with the credit(s) provided pursuant to this Commitment Letter is true and accurate in all material respects and has been prepared in accordance with GAAP consistently applied, and acknowledges that the offer of credit contained in this Commitment Letter is made in reliance on the truth and accuracy of this information and the representation and warranties above. Governing Law 17. This Commitment Letter shall be construed in accordance with and governed by the laws of the Province of Ontario and the laws of Canada applicable therein. The Borrowers irrevocably submits to the non- exclusive jurisdiction of the courts of the Province of Ontario and acknowledges the competence of such courts and irrevocably agrees to be bound by a judgment of any such court. Discontinuance of Benchmark Rate 18. Notwithstanding anything to the contrary in this Commitment Letter or any other loan or security document between the Bank and the Borrowers, following a Discontinuation Event the Bank may amend the relevant documentation to replace the Benchmark Rate with a Replacement Rate for the next following Interest Period by providing the Borrowers with notice thereof, following which the Borrowers shall (a) if the relevant credit is an operating facility, have the right to prepay in full, without penalty, the outstanding principal balance under the affected credit plus any accrued interest on the amount prepaid at the end of the then current Interest Period, or (b) if the relevant credit is a term facility or revolving term facility, have the right to prepay the credit in full at the end of the then current Interest Period in accordance with the terms of prepayment set out in the Commitment Letter, including any prepayment fees or penalties. Definitions Related to Discontinuance of Benchmark Rate “Authority” shall mean an administrative body that regulates and/or publishes the relevant Benchmark Rate, including any applicable governmental or regulatory body that has the direct or indirect ability to determine whether or not a Benchmark Rate shall be generally used in the market and/or published. “Benchmark Rate” shall mean any interest rate, fee or charge in a Loan Document that is based on or equivalent to a standard regularly published rate and includes, for greater certainty, LIBOR. “Discontinuation Event” means (i) an announcement by or on behalf of an Authority that the relevant Benchmark Rate will no longer be used or published, (ii) the relevant Benchmark Rate is not published for five consecutive Business Days and such failure is not reasonably believed to be temporary in nature, or (iii) the Authority has invoked its insufficient submissions policy (for LIBOR) or any policy of similar effect (for any other Benchmark Rates). “Interest Period” means, for any credit referencing a Benchmark Rate, the period commencing on the applicable date of drawdown or rollover of such credit and ending on the maturity date of such credit.

23 LEGAL_36839831.10 “Replacement Rate” means an alternate interest rate, fee, or charge, including any positive or negative spread adjustment or method for determining such spread adjustment selected by the Bank, acting reasonably, in each case giving due to consideration to any market convention for similar credit facilities; provided that the Replacement Rate (together with any applicable spread) shall not be less than zero for the purposes of any Loan Documents.

24 LEGAL_36839831.10 APPENDIX A DEFINITIONS AND INTERPRETATION 1. Definitions. In this Commitment Letter, including the Terms and Conditions attached hereto: “Acquisition” means, for any Person, the acquisition (whether for cash, property, services, securities or otherwise) of any businesses that are in a substantially similar line of business conducted by the Borrowers (or any of them) and any ancillary businesses related thereto, located substantially within Canada or the United States of America or any agreements to make such acquisition. “Advance” means an availment of a Credit hereunder by the Applicable Borrower including by way of Prime Rate Advances, CDOR Advances, issuances of Letters or Credit, acceptances of B/As, Direct Advances and other deemed Advances and conversions, renewals and rollovers of existing Advances, and any reference relating to the amount of Advances shall mean the sum of all outstanding Prime Rate Advances plus the face amount of all outstanding Letters of Credit and B/As. “Affiliates” means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Applicable Borrowers” means, in the context of any Credit, all Borrowers who are entitled to receive Advances pursuant to such Credit. “Applicable Law” means, with respect to any Person, (i) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise), (ii) any judgement, order, writ, injunction, decision, ruling, decree or award, (iii) any regulatory policy, practice, guideline or directive, or (iv) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the Property of such Person, in each case whether or not having the force of law. “Asset Purchase Agreement” means the asset purchase agreement dated May 25, 2021 between, among others, Pfaff Automotive Partners Inc. and Lithia Motors, Inc. as assigned pursuant as an assignment agreement dated August 30, 2021 between Lithia Motors Inc. and the Master Borrower and an assignment agreement between dated August 30, 2021, among others, Master Borrower and the seller entities party thereto and as further assigned by an assignment agreement dated August 30, 2021 between, among others, the Master Borrower and the other Borrowers. “Authorized Limit of all Credits” means the sum of (i) the authorized limit of Credit 01 (which as of the date hereof is Cdn$50,000,000), (ii) the authorized limit of Credit 02 (which as of the date hereof is Cdn$300,000,000), (iii) the authorized limit of Credit 03 (which as of the date hereof is Cdn$350,000,000), (iv) the authorized limit of Credit 04 (which as of the date hereof is Cdn$1,300,000), and (v) the authorized limit of Credit 05 (which as of the date hereof is US$285,000). “Bankers’ Acceptance” or “B/A” means a depository bill as defined in the Depository Bills and Notes Act (Canada) in Canadian Dollars that is in the form of an order signed by the Applicable Borrower and accepted by the Bank. “Benefit Plan” means any employee benefit plan (other than a Pension Plan) established, contributed to or maintained by or on behalf of any Obligor for the benefit of their respective employees. “Bulk Prepayments” means a program allowing the Borrowers to make lump sum payments from time to time in repayment of Advances under Credit 02 (without paying out specific units).

25 LEGAL_36839831.10 “Business Day” means any day other than a Saturday, or a Sunday or a day that banks are lawfully closed for business in Toronto, Ontario. “Canadian Black Book” means that publication that provides, inter alia, values for New and Used Motor Vehicles in Canada. “Canadian Dollars” and “Cdn$” mean the lawful money of Canada. “CAP Vehicle” means New Motor Vehicles, previously driven by manufacturer executives and representatives. “Cash Equivalent Investments” means (i) securities issued or fully guaranteed by the government of Canada, United States or any agency or instrumentality thereof, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000, (v) shares of money market mutual funds that are rated at least “AAAm” or “AAAG” by S&P or “P-1” or better by Moody’s, (vi) Canadian Dollars or U.S. Dollars, and (vii) other cash equivalent investments approved in writing by the Bank. “Cash Management Agreements” means any agreement entered into or to be entered into by the Borrowers or any of the other Obligors with the Bank for or in respect of cash management services for the Borrowers and any other Obligor, including mirror accounting arrangements, account positioning arrangements, pooled accounts, netting arrangements across accounts, centralized operating accounts, automated clearing house transactions, controlled disbursement services, treasury, depository, overdraft and electronic funds transfer services, and any indemnity given in connection with any of the foregoing. “CDOR Advances” means an Advance bearing interest based on CDOR. “CDOR Rate” means on any day the annual rate of interest which is the rate determined as being the arithmetic average of the quotations of all institutions listed in respect of Canadian Dollar denominated bankers’ acceptances with a maturity equal or comparable to the requested Bankers’ Acceptance displayed and identified as such on the “Refinitiv Screen Canadian Dollar Offered Rate (CDOR) Page” of Reuters Monitor Money Rates Service (the “Reuters Screen CDOR Page”) as of 10:00 a.m. Toronto, Ontario local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Bank after 10:00 a.m. Toronto, Ontario local time to reflect any error in a posted rate of interest or in the posted average annual rate of interest); and if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the CDOR Rate on that day shall be calculated as the rate applicable to Canadian Dollar denominated bankers’ acceptances with a maturity equal or comparable to the requested Bankers’ Acceptance quoted by the Bank as of 10:00 a.m. Toronto, Ontario local time on such day; or if such day is not a Business Day, then as quoted by the Bank on the immediately preceding Business Day. “Commitment Letter” mean this agreement and any schedules hereto, as amended, supplemented, restated and replaced from time to time. “Compliance Certificate” has the meaning ascribed to such term in paragraph (g) under the heading “Reporting Conditions”. “Contracts in Transit” or “CITs” means all amounts due to an Obligor from any financial institution on retail finance contracts from vehicle sales, including amounts receivable from wholesale sales. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have corresponding meanings.

26 LEGAL_36839831.10 “Dealer Trade” means a vehicle financed under Credit 02 or Credit 03 that is purchased and sold between the Borrowers or between a Borrower and a third party arm’s length dealer. “Debt” means in respect of any Person, the debt of such Person determined in accordance with GAAP. “Delayed Payment Privilege Agreement” means a program under which a Borrower is permitted to grant short term payment terms to eligible purchasers on delivered vehicles; for the purposes of this definition, eligible purchasers means governments, large national corporations, financially strong lessors and daily rental counterparties, or such other counterparties acceptable to the Bank, acting reasonably. Such short term payments shall not exceed 30 days. “Demonstrator, Service Rental, Public Education Vehicle” means a passenger car or Light Duty Truck from the current model year or the immediately prior model year (based on a calendar year) used by the Borrowers as a demonstrator/courtesy vehicle/service rental/public education unit at their respective places of business. “Designated Subsidiary” each Subsidiary, direct or indirect, of a Borrower designated by the Master Borrower, in its sole discretion, as a Designated Subsidiary, provided that such Subsidiary must be formed or incorporated pursuant to the laws of Canada or its provinces or territories. “EBITDAR” means, with respect to any fiscal period of the Master Borrower, consolidated net income from continuing operations (excluding extraordinary gains or losses and unrealized gains or losses with respect to hedging obligations) of Master Borrower plus, to the extent deducted in determining net income, Interest Expense and income taxes accrued during, and depreciation, depletion and amortization expenses deducted, rental or lease expense for, the period, all computed and consolidated in accordance with GAAP. Notwithstanding the foregoing, with respect to any Permitted Acquisition, EBITDAR shall include normalized EBITDAR of the Person being acquired or whose assets are being acquired, as if such acquisition was made at the beginning of the 12-month period prior to such Permitted Acquisition solely with respect to the calculation of the Fixed Charge Coverage Ratio and the Leverage Ratio. “Effective Date” means August 30, 2021 “Eligible Daily Rental Leases” are leases which meet the following criteria: (i) are in respect of new and used passenger cars and Light Duty Trucks; (ii) are for motor vehicles from the current and preceding one model year with an odometer reading of 24,000 kilometres or less, per model year; and (iii) the lease terms do not exceed 24 months; and (iv) the Applicable Borrower shall have provided evidence satisfactory to the Bank of the insurance on the leased vehicle(s) as follows: (A) fire, theft and comprehensive (or combined additional coverage for trucks), in an amount not less than the actual cash/value; (B) collision or upset in an amount not less than the actual cash value with a deductible amount not exceeding $1,000 for automobiles and light trucks; and (C) public liability (property damage and bodily injury) in the minimum amount of $1,000,000. “Eligible Equipment” means at any time, the equipment, and machinery of the Borrowers that, at such time: (i) are permanently located in Canada;

27 LEGAL_36839831.10 (ii) are subject to a first-ranking lien held by the Bank pursuant to the Security, (iii) and are not subject to any other lien (including any purchase money security interest); (iv) are not, in the Bank’s opinion, obsolete, unsaleable or damaged; and (v) are not leasehold improvements. “Eligible Finance Contracts” means Finance Contracts which meet the following criteria: (i) are negotiated between the Applicable Borrower and other Obligors or unrelated third parties with terms not exceeding 72 months; (ii) have initial capitalized book value of the vehicle subject to the Finance Contract not to exceed the applicable Borrowers’ acquisition cost (net of HST) supported by purchase documentation; (iii) are in respect of vehicles from the current and preceding eight model years; (iv) the sum of the age of the vehicle subject to the Finance Contract in model years and the term of the lease does not exceed the aggregate of 108 months; (v) the Finance Contract shall not be in arrears of payments for (i) over 30 days at the time of its initial inclusion in the Wholesale Leasing Borrowing Base and (ii) 90 days or over at any time thereafter; (vi) the Applicable Borrower shall have performed a credit investigation on each new purchaser and have maintained a copy of such report for review by the Bank at any time requested by them; and (vii) the Applicable Borrower shall have conducted the appropriate Lien searches and the Bank shall have received and be satisfied with evidence of personal property registrations in respect of the Finance Contract against each purchaser in all relevant jurisdictions. “Eligible Wholesale Leases” are leases which meet the following criteria (i) are negotiated between the Applicable Borrower and other Obligors or unrelated third parties with terms not exceeding 72 months; (ii) have initial capitalized book value of any Leased Unit subject to the lease not to exceed the applicable Borrowers’ acquisition cost (net of HST) supported by purchase documentation; (iii) are in respect of Leased Units from the current and preceding eight model years; (iv) the sum of the age of the Leased Unit in model years and the term of the lease does not exceed the aggregate of 108 months (the “Rule of Nine”); (v) the lease shall not be in arrears of lease payments for (i) over 30 days at the time of its initial inclusion in the Wholesale Leasing Borrowing Base and (ii) 90 days or over at any time thereafter; (vi) the Applicable Borrower shall have performed a credit investigation on each new lessee of a lease and have maintained a copy of such report for review by the Bank at any time requested by them; (vii) are not for Leased Units that are boats or motorcycles; (viii) the Applicable Borrower shall have provided evidence satisfactory to the Bank of the insurance on the leased vehicle(s) as follows: (A) fire, theft and comprehensive (or combined additional coverage for trucks), in an amount not less than the actual cash/value; (B) collision or upset in an amount not less than the actual cash value with a deductible amount not exceeding $1,000 for automobiles and light trucks ($2,000 for vehicles costing over $40,000); and (C) public liability (property damage and bodily injury) for $1,000,000;

28 LEGAL_36839831.10 (ix) the Bank shall have received and be satisfied evidence of contingent liability insurance for each lessor under each lease in the minimum amount of $1,000,000; and (x) the Applicable Borrower shall have conducted the appropriate Lien searches and the Bank shall have received and be satisfied with evidence of personal property registrations in respect of the lease against each lessee in all relevant jurisdictions. Notwithstanding the above, the form of the lease agreement to be used for Eligible Daily Rental Leases is subject to approval of the Bank. The Bank shall have the right, acting reasonably, in its sole discretion, to exclude any motor vehicle lease from the Wholesale Leasing Borrowing Base. “Finance Contract” means a conditional sales contract for the purchase and sale of a vehicle pursuant to which all the rights to and risks of ownership of such vehicle have been transferred to the purchaser of such vehicle and the purchaser agrees to pay to a Borrower over a period of time, the loan amount advanced for such vehicle being the purchase price of such vehicle plus interest and/or other fees. For certainty, the applicable Borrower shall record interest income for Finance Contracts over the term of the contract as loan payments are received by the applicable Borrower from the purchaser. “Fiscal Quarter” means each fiscal quarter of the Borrowers, currently ending on March 31, June 30, September 30 and December 31. “Fixed Charge Coverage Ratio” means, on the last day of any Fiscal Quarter for Master Borrower calculated on a consolidated basis, the ratio of (a) EBITDAR for the Rolling Period ended on that date minus the aggregate of (i) an allowance for maintenance capital expenditures in an amount equal to $85,000 for each dealership location of the Borrowers, (ii) all Income Tax Expense paid in cash during such Rolling Period and (iii) all dividends, capital withdrawals, intercompany loans made to Affiliates (not including other Borrowers), payments in respect of purchase, redemption or return of capital or reduction in shareholder loans made by Master Borrower during such Rolling Period, net of any capitalization requirements of a manufacturer for a Borrower that are no longer required by such manufacturer, to (b) Fixed Charges over the same Rolling Period. “Fixed Charges” means for any period, for Master Borrower calculated on a consolidated basis, the sum of (a) the cash Interest Expense for such period,(b) the scheduled principal payments of Debt during such period reduced by prepayments as permitted by the Loan Documents and (c) rental or lease expense. Notwithstanding the foregoing, with respect to Debt related to any Permitted Acquisition, Fixed Charges shall include the Fixed Charges of the Person being acquired or whose assets are being acquired, as if such acquisition was made at the beginning of the 12-month period prior to such Permitted Acquisition. “Funded Debt” means, at any time, for any Borrower, all obligations for borrowed money which bears interest or to which interest is imputed, plus all obligations for the deferred payment of the purchase price of property, all capital lease obligations, all indebtedness secured by purchase money security interests, and the amount of any secured guarantees of Funded Debt of a third party. “GAAP” means generally accepted accounting principles which are in effect from time to time in the United States of America. “General Partners” means, collectively, Lithia Master GP Company, Inc., Autoworks Markham GP, Inc., Autoworks Woodbridge GP, Inc., Canada-MC GP, Inc., Guelph-S GP, Inc., Lithia Canada Leasing GP, Inc., Markham-B GP, Inc., Markham-P GP, Inc., Mississauga-B GP, Inc., Motus Car Rental GP, Inc., Newmarket-A GP, Inc., Newmarket-V GP, Inc., Vancouver-MP GP, Inc., Vaughan-A GP, Inc., Vaughan- P GP, Inc., Vaughan-S GP, Inc., Woodbridge-MC GP, Inc. and Woodbridge-PA GP, Inc. and such other Persons who may from time to time be “General Partners” hereunder, and each of their respective successors and assigns. “Government Approvals” means all licences, permits, consents, authorizations and approvals from any and all Governmental Authorities required by Applicable Law for the conduct of a Borrower’s business as presently conducted.

29 LEGAL_36839831.10 “Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra- national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency. “Heavy Duty Truck” means a heavy-duty truck having a minimum gross vehicle weight exceeding 26,000 lbs. “Hedging” means any transaction or combination of transactions, including any related agreement, of a type commonly considered to be a derivative or hedging transaction, whether relating to one or more of interest rates, currencies, commodities, securities or any other matters, including (a) any cap, collar, floor or option, (b) any forward contract, and (c) any rate swap, basis swap, commodity swap, cross currency swap or other swap or contract for differences. “Hedging Agreement” means any agreement evidencing Hedging arrangements entered into by the Obligors with the Bank or such other hedge provider. “Income Tax Expense” means, for any period, the aggregate of all taxes on the income of Master Borrower on a consolidated basis for such period, whether current or deferred (net of any tax credits which are applied against any income tax otherwise payable). “Interest Expense” means in respect of any fiscal period, the cost to the Master Borrower on a consolidated basis for such period of advances of credit outstanding during that period including interest charges, capitalized interest, the interest component of capital leases, fees payable in respect of letters of credit and letters of guarantee and discounts incurred and fees payable in respect of bankers’ acceptances and all net amounts charged or credited to interest expense in respect of interest rate Hedging Agreements, all computed in accordance with GAAP. “Interest Payment Date” means, with respect to Credit 02, the second Business Day of a calendar month. “Investment” means, for any Person, the acquisition (whether for cash, property, services, securities or otherwise) of shares, bonds, notes, debentures, partnership or other ownership interests or other securities (where securities has the meaning assigned in the Securities Act (Ontario)) of any other Person or any agreement to make that acquisition. “Kitchener” means Kitchener-MB, LP, by its general partner Kitchener-MB GP, Inc., and its successors and permitted assigns. “Kitchener Acquisition” means the Acquisition by Master Borrower (or a Subsidiary thereof, including Kitchener) of the Mercedes Benz assets from Pfaff Automotive Partners Inc. (or an Affiliate thereof). “Lease Adjusted Funded Debt” means, at any time, for Master Borrower on a consolidated basis and without duplication, all Funded Debt plus six times rental or lease expense. “Lease Agreement” means in respect of a particular Credit, the Lease Agreement as defined herein under that Credit. “Leased Unit” means New Leased Units and Used Leased Units. “Letter of Credit” means a letter of credit issued by Bank at the request and for the account of any Borrower under this Commitment Letter.

30 LEGAL_36839831.10 “Leverage Ratio” means with respect to the Master Borrower and with respect to any Rolling Period, the ratio of Lease Adjusted Funded Debt to EBITDAR. “Lien” means: (a) a lien, charge, hypothec, mortgage, pledge, security interest, priority, conditional sale agreement or other title retention arrangements; (b) an assignment, lease, consignment, trust or deemed trust that secures payment or performance of an obligation; (c) a garnishment; (d) a defect of title; and (e) any other lien of any kind. “Light Duty Truck” means light-duty trucks having a maximum gross vehicle weight of 10,000 lbs. “Loan Documents” means this Commitment Letter, the Security, the agreements re operating credit line, the B/A Agreement and B/A Execution and Issuance Agreement, the Lease Agreements, application and agreement for irrevocable standby letter of credit, visa cardholder agreements, any Cash Management Agreements or Hedging Agreements with the Bank, and all other documents, instruments contemplated therein or herein, as the same may be amended, restated, replaced or superseded from time to time. “Manufacturer Flooring Facilities” means: (i) upon completion of the Kitchener Acquisition, the wholesale flooring facility pursuant to a facility agreement to be made between Mercedes-Benz Financial Services Canada Corporation and Kitchener; and (ii) upon completion of the Richmond Acquisition, the wholesale flooring facility agreement pursuant to a facility agreement to be made between Harley-Davidson Financial Services Canada, Inc. and Richmond. “Material Adverse Change” means any event, circumstance, occurrence or change which results in, or which would reasonably be expected to result in, a material adverse change in (a) the financial condition of the Obligors on a combined basis and taken as a whole (b) the ability of the Obligors to observe or perform their obligations under the Loan Documents to which it is a party or the validity or enforceability of such Loan Documents or any material provision thereof; (c) the property, business, operations, liabilities or capitalization of the Obligors on a combined basis and taken as a whole; or (d) the Security, the priority thereof or any right or remedy of the Bank thereunder. “Material Adverse Effect” means any event, circumstance, occurrence or change which results in, or which would reasonably be expected to result in, a Material Adverse Change. “Material Breach” means the breach by any Obligor of any (i) representation or warranty, positive covenant, negative covenant, financial covenant or reporting requirement, or (ii) other material term, covenant or condition, in each case contained in any Loan Document. “Medium Duty Truck” means a medium-duty truck having a gross vehicle weight between 10,001 lbs. and 26,000 lbs. “Mirror Netting Participant” means each Borrower with up-to-date mirror netting or zero balance accounts established with the Bank pursuant to a mirror netting services agreement with the Bank which provides for the Credit 01 Borrower to maintain the concentration account in respect thereof. “New Leased Unit” means a passenger car, Light Duty Truck, motorcycle or boat from car, motorcycle or boat manufacturers, as applicable, approved by the Bank, from the current and preceding one model year and with an odometer reading of 24,000 kilometres or less per model year, for domestic lease by the Applicable Borrower as lessor to third party lessees. “New Motor Vehicles” means new passenger cars and Light Duty Trucks as well as CAP vehicles and Program Vehicles supplied to the Borrowers by manufacturers acceptable to the Bank from the current and preceding one model year with an odometer reading of 24,000 km or less per model year, for domestic sale by the Borrowers.

31 LEGAL_36839831.10 “Non-Designated Subsidiary” means each Subsidiary, direct or indirect, of a Borrower that is not a Designated Subsidiary or otherwise an Obligor hereunder. “Obligations” means all debt, liabilities and obligations of the Borrowers to the Bank under or in connection with this Commitment Letter and the other Loan Documents, including but not limited to all debts and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by the Borrowers to the Bank in any currency or remaining unpaid by the Borrowers to the Bank in any currency under or in connection with this Commitment Letter, whether arising from dealings between the Bank and the Borrowers or from any other dealings or proceedings by which the Bank may be or become in any manner whatever a creditor of the Borrowers under or in connection with this Commitment Letter and the other Loan Documents, and wherever incurred, and whether incurred by the Borrowers alone or with another or others and whether as principal or surety, all present and all interest, fees, legal and other costs, charges, expenses and indemnities. “Obligors” means collectively the Borrowers and the General Partners and “Obligor” means any one of them as the context requires. “Permitted Acquisitions” means: (a) the Kitchener Acquisition and the Richmond Acquisition; (b) an Acquisition by an Obligor of any Non-Designated Subsidiary, and (c) an Acquisition by an Obligor of any Designated Subsidiary which satisfies the following requirements: (i) the Obligor shall give the Bank prior written notice of the proposed Acquisition at least 15 days prior to the closing date of such Acquisition; (ii) the Acquisition shall be for not less than 51% of the interests in the acquired assets (including goodwill, assets, and real property) or the equity interests; (iii) the board of directors (or other Persons exercising similar functions) of the seller have not disapproved the transaction or recommended that such transaction be disapproved; (iv) each new Obligor shall comply with the requirements in paragraph (k) under the heading “Positive Covenants”; (v) all representations and warranties in this Commitment Letter shall be true and correct in all material respects as of the date of any Acquisition and no Material Breach shall have occurred and be continuing or will exist after giving effect to the Acquisition; (vi) the Bank shall have received copies of the purchase agreement and lease, if any, relating to that Acquisition; (vii) the Designated Subsidiary and the assets being acquired must be located in Canada; (viii) the Bank shall have conducted such audits of any assets being acquired or which is owned by any new Obligor as is desired by the Bank, the results of which shall be satisfactory to the Bank; (ix) the Borrowers and/or any new Obligor shall have received approval of all material agreements between any new Obligor and any manufacturer or distributor of New Vehicles, or which the new Obligor will act as a dealer as may be necessary for the new Obligor to conduct its intended business following the Acquisition; (x) all insurance required under paragraph (f) under the heading “Positive Covenants” shall have been obtained and the Bank shall have received evidence thereof in the form of a certificate of insurance;

32 LEGAL_36839831.10 (xi) the Master Borrower has delivered to the Bank a Compliance Certificate, demonstrating that the Master Borrower would have been in compliance with the requirements under the heading “Financial Covenants” if the Acquisition had occurred on the first day of the period covered by the Compliance Certificate (using Master Borrower’s historical methods of calculation for purposes of the target to be acquired); and (xii) the Bank has received such additional documents, approvals, consents and information and each Obligor has satisfied such additional requirements as the Bank reasonably requests. “Permitted Debt” means: (i) the Obligations; (ii) short-term unsecured trade obligations incurred in the ordinary course of business which are outstanding not more than 90 days after the original date on which such trade obligations were created; (iii) the Manufacturing Flooring Facilities; (iv) Funded Debt in respect of Hedging Agreements entered into in the ordinary course of business for non-speculative purposes; (v) unsecured Funded Debt of a Borrower to any other Borrower; (vi) Funded Debt consisting of capital leases and purchase money indebtedness incurred to acquire equipment which is secured only by the equipment acquired and proceeds therefrom and such equipment secures only the obligation to pay the purchase price; (vii) Funded Debt consisting of leases entered into with a manufacturer with respect to vehicles used by a Borrower for service loaners, subscription services or otherwise leased to its customers; (viii) Funded Debt appearing as a claims reserve (or similar term) on the balance sheet of an Obligor, which represents amounts which have been received but which will be expended to pay warranty and service claims by customers of the Obligors; (ix) Funded Debt incurred under the promissory notes in connection with the Reverse Earn-Out Agreement (as defined in the Asset Purchase Agreement) and such other Funded Debt incurred in connection with reverse earn-outs granted pursuant to Permitted Acquisitions, provided that such Funded Debt is subject to a postponement and subordination agreement made between the Bank and the applicable vendor in form and substance satisfactory to the Bank, acting reasonably; (x) Funded Debt incurred with respect to Securitization Programs; (xi) Funded Debt owed by a Borrower to a General Partner or another Affiliate (other than another Borrower), provided that such Funded Debt is subject to a postponement and subordination agreement made between the Bank and such Affiliate in form and substance satisfactory to the Bank, acting reasonably; (xii) Funded Debt that is only secured by owned real property of an Obligor, provided that such owned real property is not Real Estate Collateral; and (xiii) additional unsecured Funded Debt, provided that, after giving pro forma effect to the incurrence of such additional unsecured Funded Debt, the Master Borrower would have been in compliance with the “Financial Covenants” as of such day. “Permitted Investments” means: (i) Investments by an Obligor in another Obligor; (ii) Cash Equivalent Investments;

33 LEGAL_36839831.10 (iii) Investments pursuant to a Permitted Acquisition; (iv) Investments by an Obligor in a Non-Designated Subsidiary; (v) Investments not otherwise permitted in this definition provided that the aggregate amount of such Investments does not exceed Cdn$10,000,000 in any Fiscal Year; and (vi) such other Investments as are consented to by the Bank in writing in its sole discretion, provided that the making of any such Permitted Investment shall not cause a Material Beach to occur and be continuing. “Permitted Liens” means: (i) Liens in favor of the Bank which secure the Obligations; (ii) Liens for taxes, assessments or other government charges or levies not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained; (iii) Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (iv) Liens under workers’ compensation, unemployment insurance, or similar legislation which are not past due for more than sixty (60) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (v) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Commitment Letter), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business which are not past due for more than 30 days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (vi) judgment and other similar Liens arising in connection with court proceedings, in an aggregate amount not in excess of Cdn$6,000,000; provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings, and the existence thereof does not constitute a Material Breach hereunder; (vii) easements, rights-of-way, zoning restrictions, and other similar encumbrances in existence on the date of this Commitment Letter or which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by any Obligor of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; (viii) purchase money Liens hereafter created by any Obligor to secure the purchase price of equipment acquired after the date hereof, so long as (i) such equipment is acquired in the ordinary course of such Person’s business, (ii) such Lien attaches to such equipment no later than 10 days after the acquisition thereof; (iii) such Lien does not extend to any property other than the equipment acquired, (iv) such Lien secures only the obligation to pay the purchase price of such equipment, and (v) the Debt secured is Permitted Debt; (ix) Liens securing the Manufacturing Flooring Facilities; (x) Liens securing obligations in respect of capital leases provided that such capital leases are otherwise permitted under this Commitment Letter, and such Liens attach only to the property being leased;

34 LEGAL_36839831.10 (xi) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution (provided that such deposit accounts are permitted) and, if such deposit accounts are with another financial institution, such liens are subordinated to the Liens in favor of the Bank under the Security; (xii) Liens consented to in writing by the Bank; (xiii) Liens (including, without limitation, certain rights of set-off and title retention agreements) in favor of a manufacturer attaching to a vehicle sold or leased to an Obligor by such manufacturer and securing amounts owing in connection with the purchase or lease of such vehicle by such Obligor from such manufacturer, so long as such Liens do not secure Funded Debt (other than Permitted Debt) and such Liens arise in the ordinary course of business consistent with the Borrowers’ existing business practices, and Liens consisting of purchase options and rights of first refusal arising under any agreement; (xiv) Liens in favour of Lithia Canada Leasing, LP attaching to a vehicle sold or leased by Lithia Canada Leasing, LP to another Borrower; (xv) Liens securing Securitization Programs; and (xvi) Liens granted with respect to owned real property of an Obligor, provided that such owned real property is not Real Estate Collateral. “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity. “Pension Plan” means any pension, retirement or supplemental retirement benefit plans, arrangements or agreements, including any defined benefit or defined contribution pension plans and any group registered retirement savings plans, employee benefit plans and any other similar employee benefit plans, arrangements or agreements, whether oral or written, formal or informal, funded or unfunded, that are, in each case, sponsored, contributed to by or maintained by any Borrower, any subsidiary of the Borrower or any other Obligor providing for retirement income for the benefit of any such party’s employees, former employees dependents or beneficiaries of either of them, whether or not insured. “Prepayment Amount” means the principal amount being prepaid in respect of an Advance under this Commitment Letter. “Prepayment Period” means the period commencing on, and including, the date on which the Prepayment Amount is paid to the Bank to, but excluding, the scheduled repayment date of the relevant Advance. “Prime Lending Rate” means the variable annual rate of interest as declared by the Bank from time to time to be its prime rate for Canadian dollar loans made by the Bank in Canada. The Bank may change its Prime Lending Rate from time to time without notice to the Borrowers. “Prime Rate Advance” means an Advance bearing interest based on the Prime Lending Rate. “Program Vehicle” means vehicles with special option packages produced for sale to major daily rental fleets. Under their fleet incentive programs, the manufacturer agrees to repurchase vehicles from the daily rental company after a specified time period at a predetermined price. “Real Estate Collateral” means all owned real property of a Borrower subject to a first priority Lien (subject to Permitted Liens) by way of a fixed charge mortgage in favour of the Bank. “Real Estate Value” means the appraised value of individual real estate properties. “Revolving Credit Facility Borrowing Base Certificate” means a certificate of the Master Borrower in a form acceptable to the Bank on which Master Borrower has set forth the calculation of the Revolving Credit Facility Borrowing Base as of the date of the certificate.

35 LEGAL_36839831.10 “Richmond” means Richmond Hill-H, LP, by its general partner Richmond Hill-H GP, Inc., and its successors and permitted assigns. “Richmond Acquisition” means the Acquisition by Master Borrower (or a Subsidiary thereof, including Richmond) of the Harley Davidson assets from Pfaff Automotive Partners Inc. (or an Affiliate thereof). “Rolling Period” means a rolling four Fiscal Quarter period. “Securitization Programs” means the Sun Life Securitization Program and any other transaction whereby a Borrower may sell, transfer and/or assign to a third party certain leases and personal property related thereto, and the proceeds of which are repaid to the Bank pursuant to Credit 03. “Security” means, collectively, all security agreements, mortgages, pledge agreements, assignments and other security agreements executed and delivered, or required to be executed and delivered, by the Obligors and any other documents, instruments or agreements held from time to time by the Bank, securing or intended to secure payment and performance of the Obligations and any guarantee of the Obligations. “Subsidiary” of a Person means (a) any corporation of which the Person and/or any one of its Affiliates holds, directly or beneficially, other than by way of security only, securities to which are attached more than 50% of the votes that may be cast to elect directors of such corporation, (b) any corporation of which the Person and/or any one of its Affiliates has, through operation of law or otherwise, the ability to elect or cause the election of a majority of the directors of such corporation and (c) any partnership, limited or unlimited liability company or joint venture in which such Person and/or one or more Subsidiaries of such Person shall have, directly or indirectly, more than 50% of the votes that may be cast to elect the governing body of such entity. “Sun Life” means Sun Life Assurance Company of Canada and its successors and assigns. “Sun Life Securitization Program” means the securitization program made pursuant to that certain master purchase and servicing agreement dated as of December 21, 2018, originally made between Sun Life and Pfaff Motors Inc. and others, as assigned by Sun Life and assumed by Lithia Canada Leasing, L.P. pursuant to an assignment and assumption agreement dated as of August 30, 2021, as amended, supplemented, restated or replaced from time to time. “Taxes” means all taxes, levies, imposts, stamp taxes, duties, deductions, withholdings and similar impositions by any Governmental Authority payable, levied, collected, withheld or assessed as of the date of this Commitment Letter or at any time in the future. “Used Leased Unit” means a reconditioned a passenger car, Light Duty Truck, motorcycle or boat and listed in the current Canadian Black Book (current plus up to eight previous model year units) for domestic lease by the Applicable Borrower as lessor to third party lessees with: (i) an odometer reading of 150,000 km or less (or in the case of boats, <> hours or less) if purchased from a recognized auto auction; and (ii) a Canadian Black Book Value or acquisition cost (net of HST) of at least $7,500. “Used Motor Vehicles” means reconditioned used passenger cars and Light Duty Truck for domestic sale listed in the current Canadian Black Book (current plus up to seven previous model year old units) with an odometer reading of 150,000 km or less. “US Dollars” and “USD$” mean the lawful money of the United States of America. “Wholesale Leasing Borrowing Base Certificate” means a certificate of the Applicable Borrowers in a form acceptable to the Bank on which such Applicable Borrowers have set forth the calculation of the Wholesale Leasing Borrowing Base as of the date of the certificate. “Wholesale Lease Management Report” means a report, in form and substance satisfactory to the Bank, from the applicable Borrower summarizing such Borrower’s Eligible Wholesale Leases, Eligible Daily

36 LEGAL_36839831.10 Rental Leases and Eligible Finance Contracts and, in connection with any requested Advance by the applicable Borrower, which identifies all Eligible Wholesale Leases, Eligible Daily Rental Leases and Eligible Finance Contracts, including, for each such Eligible Wholesale Lease, Eligible Daily Rental Lease and Eligible Finance Contract, customer (account) name, unit description, VIN (serial) number, lease term, finance rate, depreciated book value, residual value, net rent, depreciation amount, interest amount, and lease type.